Exhibit 99.2

1515 Wynkoop Street Suite #200 Denver, CO 80202 (303) 951-7920

FOR IMMEDIATE RELEASE

Contact:
MDC GROUP
Investor Relations:	Media Relations:
David Castaneda	Susan Roush
262-377-2445	818-222-8330

RECOVERY ENERGY ANNOUNCES SALE OF A PORTION OF ITS DJ BASIN ACREAGE

NOVEMBER 15, 2012 – Denver, CO – Recovery Energy, Inc. (NASDAQ: RECV), an independent oil and gas exploration and production company with operations and assets in the Denver-Julesburg (DJ) Basin, announced today that it has entered into a definitive purchase and sale agreement with a private company to grant a four-year lease for the deep rights on approximately 6,300 net acres of undeveloped leasehold acreage in the DJ Basin. The agreement defines “deep rights” as all formations below the base of the Cretaceous “J” sand, above which Recovery Energy retains all rights. Gross proceeds to Recovery Energy will be approximately $1.5 million. The company continues to own oil and gas leasehold rights to approximately 140,000 gross acres, 125,000 net acres, in the DJ Basin.

“We are pleased to announce further progress towards our strategic goal of funding crude oil exploration and development through conventional and horizontal drilling in multiple horizons in the basin,” said A. Bradley Gabbard, President and CFO of Recovery Energy. “This agreement is part of our continuing effort to pursue various transactions with industry, to create additional capital for the company while preserving what we consider to be our most strategic assets.”

The agreement is subject to customary closing terms, and is expected to close within 30 days.

About Recovery Energy, Inc.

Recovery Energy, Inc. (RECV) is a Denver-based independent oil and gas exploration and production company that operates in the Denver-Julesburg (DJ) Basin where it holds approximately 140,000 gross, 125,000 net acres.  Recovery Energy’s focus is to grow reserves and production through a combination of acquisitions and conventional and unconventional drilling activity, targeting the various oil-bearing formations that produce in the DJ Basin.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission (the "SEC"), including statements, without limitation, regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. Such forward-looking statements relate to, among other things the Company's: (1) proposed exploration and drilling operations, (2) expected production and revenue, and (3) estimates regarding the reserve potential of its properties.  These statements are qualified by important factors that could cause the Company’s actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: (1) the Company’s ability to finance its continued exploration and drilling operations, (2) positive confirmation of the reserves, production and operating expenses associated with the Company's properties; and (3) the general risks associated with oil and gas exploration and development, including those risks and factors described from time to time in the Company’s reports and registration statements filed with the SEC.